                                                                     EXHIBIT 5.1

WILLKIE FARR & GALLAGHER

March 18, 1994

California Energy Company, Inc.
10831 Old Mill Road
Omaha, Nebraska 68154

Ladies and Gentlemen:

We have acted as counsel to California Energy Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 33-52439) (as amended, the "Registration Statement") relating to the offer and sale of Senior Discount Notes due 2004 of the Company (the "Notes") to be issued under an Indenture (the "Indenture") to be entered into by the Company and IBJ Schroder Bank & Trust Company, as Trustee, and sold pursuant to the terms of an underwriting agreement to be executed by the Company and Lehman Brothers Inc., Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (the "Underwriters").

We have examined copies of the Certificate of Incorporation and By-Laws of the Company, and the amendments thereto, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.


In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that:

  1. The Notes have been duly authorized by all necessary corporate action of the Company, and when duly executed, authenticated and delivered by or on behalf of the Company and paid for by the Underwriters, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture; and

  2. The Indenture, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding instrument of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,